EXHIBIT 99.1

Voyager Oil and Gas Provides Operations Update and Guidance

BILLINGS, MONTANA — May 17, 2011 — Voyager Oil & Gas, Inc. [NYSE/AMEX: VOG] (“Voyager”) today provides an operational update regarding acreage and drilling activity in the Williston Basin Bakken and Three Forks and the D-J Basin Niobrara plays.

Williston Basin Bakken and Three Forks

In 2011 Voyager has acquired 4,123 net mineral acres at an average price of $1,239 per acre in the Williston Basin targeting the Bakken and Three Forks formations.

Voyager controls approximately 28,000 net acres targeting the Bakken and Three Forks as of May 15, 2011.  We anticipate that the industry will eventually drill as many as six wells per 1,280 acre unit which would equate up to 131 net wells on our current leasehold.  Most of the newly acquired acreage is located in Richland County, Montana where Brigham Exploration announced the Johnson 30-19 #1H discovery.  The Johnson well was reported to produce 2,962 barrels of oil equivalent “BOE” during its early 24-hour peak flow back period.

D-J Basin Niobrara

In 2010 Voyager acquired approximately 24,000 net mineral acres for $315 per acre with operating partner Slawson Exploration.  Currently, Voyager owns 14,200 net acres targeting the Niobrara formation.  In 2010 and 2011, Slawson and Voyager have drilled six wells.  The Bushwacker 1-24H had geo-steering issues and has not produced.  The Moonshine #1-36H had a high IP of 650 barrels per day and is currently on pump producing 25 barrels of oil per day.  The Outlaw #16-11-66H was completed and is currently producing 5 barrels of oil per day.  The Joker #1-36H is currently producing approximately 150 barrels of oil per day.  The Smuggler #1-16H was recently completed and is still experiencing flowback.  Smuggler’s approximate daily production is currently 60 barrels of oil per day at an early flowback stage.  The Birds of Prey #36-10-61H was completed recently.  Slawson is cleaning the wellbore and testing the well.  While the results of the three most recent wells are promising, further drilling in the short term is undetermined.

2011 Drilling and Production Guidance

Voyager has participated in approximately 40 gross wells in 2011, bringing the total well count to 58 wells targeting the Bakken/Three Forks formations.  Voyager has also spud 3 gross Niobrara wells in 2011 targeting the Niobrara formation.  Currently, Voyager has approximately 1.80 net Bakken/Three Forks wells drilling, completing or producing and 2.5 net Niobrara wells producing or completing.  Voyager expects to participate in 70 gross wells and 6.0 net wells in 2011.  Based on our current and forecasted drilling activity, Voyager expects to average 700 barrels of oil equivalent “BOE” per day by the end of 2011.  The drilling and production guidance is in line with previous estimates.

2011 Capital Expenditures

In 2011, Voyager expects to spend $42 million in drilling capital expenditures targeting the Bakken and Three Forks in the Williston Basin. Voyager expects to devote the additional capital to strategic acreage acquisition targeting the Bakken and Three Forks using cash-on-hand of approximately $41 million and cash flow from operations.

Management Comment

J.R. Reger, Chief Executive Officer of Voyager Oil & Gas commented, “We are expanding our acreage in the Williston Basin and expect to achieve our acreage goals for 2011.  The increase in drilling activity, especially in Montana, will also help us achieve our drilling goals.  Voyager will continue to execute on our strategy of acquiring Williston acreage for its accretive value and convert to production while maintaining low overhead.”

About Voyager Oil & Gas

Voyager Oil & Gas, Inc. is an exploration and production company based in Billings, Montana. Voyager’s primary focus is oil shale resource prospects in the continental United States. Voyager currently controls approximately 141,500 net acres in the following five primary prospect areas:

•                  28,000 core net acres targeting the Bakken/Three Forks in North Dakota and Montana;

•                  14,200 net acres targeting the Niobrara formation in Colorado and Wyoming;

•                  800 net acres targeting a specific Red River prospect in Montana;

•                  33,500 net acres in a joint venture targeting the Heath Shale formation in Musselshell, Petroleum, Garfield and Fergus Counties of Montana; and

•                  65,000 net acres in a joint venture in the Tiger Ridge gas field in Blaine, Hill and Chouteau Counties of Montana.

For additional information on Voyager Oil & Gas visit the Company’s new website at: http://www.voyageroil.com/

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this report, such as statements regarding our future expectations to participate in or drill additional wells, that wells will continue to flow at current or forecasted rates, that oil cut on producing wells will continue at current or anticipated rates, that we will achieve or drilling goals and that we will continue our aggressive acreage acquisition and expansion are forward-looking statements. Forward-looking statements are based on our current expectations and assumptions about future events and involve inherent risks and uncertainties. Important factors (many of which are beyond our control) could cause actual results to differ materially from those set forth in the forward-looking statements, including those described in our public filings with the Securities and Exchange Commission. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. Voyager undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in Voyager’s expectations.